Exhibit k(5)(a)

[Capstone Asset Management Letterhead]
December 17, 2007

Board of Trustees
Capstone Church Bond Fund
5847 San Felipe, Suite 4100
Houston, TX 77057

Re: Expense Limitation Agreement

Dear Sirs:

Pursuant to paragraph 1(c) in the EXPENSE LIMITATION AGREEMENT ("Agreement"), effective as of October 3, 2005 by and between Capstone Asset Management Company ("CAMCO") and Capstone Church Bond Fund, CAMCO agrees to extend the duration of the Operating Expense Limit, as described in the Agreement, to January 28, 2009. This letter shall be attached as an exhibit to the Agreement.

Very truly yours,

CAPSTONE ASSET MANAGEMENT COMPANY
By:	/s/ Edward L. Jaroski
Edward L. Jaroski, President